FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Anna Lovely	Frank Milano
Select Comfort Corporation	Select Comfort Corporation
(763) 551-7460	(763) 551-6908
anna.lovely@selectcomfort.com	frank.milano@selectcomfort.com

SELECT COMFORT EXPANDS RETAIL PARTNERSHIPS WITH
SLEEPY’S AND MATTRESS FIRM
Company to add 123 partner doors, increasing its retail partner program 40%

MINNEAPOLIS - (Jan. 19, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced that it is expanding its two retail sales relationships with Sleepy’s, Inc. and Mattress Firm, Inc., with plans to add 123 doors to the company’s retail partner program. The increase, expected to be completed in March, expands the availability of the Sleep Number bed to 431 retail partner doors nationwide.

Sleepy’s will increase the availability of the Sleep Number bed to 138 stores, representing widespread distribution throughout its store locations in the Northeast. Sleepy’s introduced the Sleep Number bed at 45 of its Long Island locations in August 2005.

“We are pleased to announce that Sleepy's now represents the largest number of stores in Select Comfort’s retail partners program and that the Personal Preference collection of Sleep Number beds will be more widely available at Sleepy's,” said Mike Bookbinder, executive vice president, Sleepy’s. “We are very excited about the expanded relationship with Select Comfort and believe it will help both companies increase volume and expand market share.”

Mattress Firm, an affiliate of Sun Capital Partners, Inc., will add the Sleep Number bed to 30 of its Florida-based stores, expanding their distribution to 75 locations in three states. In August 2005, Mattress Firm introduced the Sleep Number bed at 45 of its stores located in

Atlanta, San Antonio and Austin, Texas. Mattress Firm operates over 250 company-owned stores in 22 markets and supports an additional 50 franchisee locations in eight markets.

“Customer response has been extremely positive to the Sleep Number bed in the markets where we’ve introduced it, and we’re excited to expand its availability within the Mattress Firm chain,” said Steve Stagner, Mattress Firm’s chief operating officer.  “Our commitment is to offer the broadest selection and best customer experience in the industry, and the Sleep Number bed is an important addition to our mix.”

“The initial phase of our relationships with Sleepy’s and Mattress Firm is on track and we are delighted to expand our product distribution with each of these partners,” said Keith Spurgeon, senior vice president and general manager, Select Comfort. “By gradually increasing the availability of the Sleep Number bed at these retail locations, we are able to provide their sales professionals with the training necessary to support consumer interest in our products and help ensure our mutual success over the long-term.”

The Sleep Number bed utilizes patented technology that allows the mattress to be quickly adjusted for personalized comfort on each side of the bed via a handheld remote control. A Sleep Number is a number between zero and 100 that represents the ideal combination of mattress comfort, firmness and support for each individual.

About Sleepy’s
Sleepy’s, Inc. is based in Bethpage, NY and ranks as the leading privately held bedding retailer in America.(1) Sleepy’s opened a total of 59 showrooms in 2005 and currently operates nearly 400 stores in the Northeast. Sleepy’s expects to open at least 50-60 additional showrooms in 2006, all in the Northeast.

About Mattress Firm
Mattress Firm, an affiliate of Sun Capital Partners Inc., is America's preferred specialty mattress company. Founded in 1986 in Houston, Mattress Firm today operates over 300 stores in 32 markets nationwide. Offering its customers a knowledgeable sales staff and competitive prices,

Mattress Firm is rated a top ten leader in retail furniture sales by Furniture Today. For more information about Mattress Firm, please visit www.mattressfirm.com .

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation’s leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its nearly 400 retail stores located nationwide; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005